September 24, 2001



Network Commerce Inc.
411 First Avenue South
Suite 200 North
Seattle, Washington  98104
(206) 223-1996

         Re:      Registration Statement on Form S-1

         Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of the Registration Statement on Form S-1 (Reg. No. 333-69324, the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") for the sale by certain selling shareholders set forth therein of shares of common stock (the "Shares") of Network Commerce Inc. (the "Company"). The Shares are to be issued pursuant to the Common Stock Purchase Agreement dated July 10, 2001 between the Company and Cody Holdings Inc. (the "Purchase Agreement") and the warrants referred to under the caption "Selling Security Holders" in the Registration Statement (the "Warrants").

     In connection with the preparation and filing of the Registration Statement, we have reviewed the Company's Articles of Incorporation and Bylaws and have made such other investigations as we deemed necessary in order to express the opinion set forth below. Based on the foregoing, it is our opinion that the Shares will be fully paid and non-assessable under the Washington Business Corporation Act when certificates representing the Shares shall have been duly executed, countersigned and registered by and on behalf of the Company and duly delivered to the purchaser thereof against payment of the agreed consideration therefor specified in the Purchase Agreement and the Warrants, as the case may be. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters."

                                     Very truly yours,

                                    /s/ Preston Gates & Ellis LLP